Patrick A. Looby
                                Attorney At Law
                                4500 Main Street
                          Kansas City, Missouri 64111

                            Telephone (816) 340-4349
                           Telecopier (816) 340-4964

May 19, 1998

American Century Investment Trust
4500 Main Street
Kansas City, Missouri  64111

RE: Opinion Regarding the Legality of Shares of American Century Investment Trust (the "Trust")
         (Registration No. 811-7822)


Dear Ladies and Gentlemen:

      I am counsel to American Century Investment Trust, and as such, I am generally familiar with its affairs. Based upon that familiarity, and upon examination of such documents as I deemed relevant, it is my opinion that the issuance and sale of shares by the Trust in connection with the transactions contemplated by Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14, of which this opinion is an exhibit, has been duly and validly authorized by all appropriate action and, upon the delivery thereof and payment therefor in accordance and in connection with the reorganization, the shares will be legally issued, fully paid and non assessable by the Trust.

      For the record, it should be noted that I am an officer of American Century Services Corporation, an affiliated corporation of American Century
Investment Management, Inc., the investment adviser of American Century Investment Trust.

      I hereby consent to the inclusion of this opinion with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14.


                                            Sincerely,



                                            /s/ Patrick A. Looby
                                            Patrick A. Looby
                                            Vice President and
                                            Associate General Counsel